SCHNEIDER EMPLOYMENT AGREEMENT

KONATEL, INC.

This Agreement ("Agreement") is made effective as of the first day of July, 2016, by and between Charles L. Schneider, Jr., an individual ("Employee"),and KonaTel, Inc., a StateplaceNevada corporation ("Employer"),with reference to the following facts and objectives:

RECITALS

A.   Employee desires employment to provide services as the Chief Executive Officer of Employer and related activities as an employee of the Employer; and

B.  Employer is a corporation organized and in good standing under the laws of the State of Nevada, qualified to do business in the state of Pennsylvania, and desires to employ the Employee in the State of Texas under the terms and conditions of this Agreement;

NOW, THEREFORE, in consideration of the mutual covenants and promises contained herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties agree as follows:

1.   DUTIES AND STATUS AS OFFICER. Employee shall serve as Chief Executive Officer of Employer for the term and upon the requirements as more specifically set forth herein and in conformance with the documents of the Corporation.  Employee's powers and duties in this capacity to be determined by the Board of Directors. Those duties shall be described in Exhibit A, attached hereto.

2.   COMPENSATION.  Employer shall pay Employee, as full compensation for services rendered to Employer as a regular full-time employee in any capacity a monthly base salary shall be the sum of $15,000 per month for employment commencing on the first day of July,2016,payable bi-monthly in arrears. Employee shall also receive reimbursement for his health insurance premiums up to $1,000 per month.

3.   TERM AND TERMINATION. Employee's employment by Employer shall be for an initial term of one year, commencing July 1, 2016. Thereafter, unless earlier terminated below, the term shall be extended on a year by year basis, unless earlier terminated, as set forth below.

Employee may only be terminated for cause. A "for cause" termination includes, but is not limited to:

      (i)      Failure to follow the directives of the Board of Directors;

(ii)      Committing a breach of this Agreement (or any other Bylaw or resolution of the Employer)

        which is not corrected within 10 days following notice from the Board;

(iii)     Conviction of a felony or a misdemeanor involving moral turpitude;

(iv)    Any action of the Employee which will tend to bring the Employer into disrepute;

(v)     Employee becomes unable to adequately perform his duties herein due to medical or physical disability (in such event, Employee shall be provided six months' severance pay following termination);

(vi)     Failure to meet the performance requirements set forth in Exhibit A;

(vii)    Failure to complete the assignment to Employer of the five (5) contracts from CS Agency LLC, as is set forth in Exhibit B below; or

(viii)   The sale of more than 50% of the issued and outstanding shares of the Company and/or a merger of the Company.

     (ix)

Death of the Employee.

4.   TRADE SECRETS.

4.1 Employee specifically agrees that  he will not at any time,  whether during or subsequent to the term of Employee's employment by Employer, in any fashion, form, or manner, unless specifically consented to in writing by Employer, either  directly or indirectly use or divulge, disclose, or communicate to any person, firm, or corporation, in any manner  whatsoever, any confidential information of any kind, nature, or description concerning any matters affecting or relating to the business of Employer, including, without  limiting the generality of the foregoing, the names or addresses of any of the shareholders of Employer, the prices it obtains or has obtained or in which it will sell or has sold its inventory or services, the names, buying habits or practices of any of its customers, lists or other written records used in Employer's business, compensation paid to employees and other terms of employment, business systems, computer programs, or any other confidential information of, about, or concerning the business of Employer, its manner of operation, or other confidential data of any kind, nature, or description.  The parties to this Agreement stipulate that, as between them, the foregoing items are important, material, and confidential trade secrets and affect the successful conduct of Employer's business and its goodwill. Any breach of any term of this paragraph is a material breach of this Agreement.

The Employee further covenants that he shall hold in strictest  confidence any information, whether written  or oral, which, if revealed to third parties, would impair or damage the reputation or business of the Employer.  Any violation of the foregoing shall constitute grounds for immediate dismissal.

4.2 From time to time during the term of this Agreement, additional confidential information or knowledge of whatever kind, nature or description concerning matters affecting or relating to Employer's business may be developed or obtained.  Employee specifically agrees that all such additional and confidential information or knowledge shall be deemed by the parties to this Agreement to be included within the terms of this paragraph and to constitute important, material and confidential trade secrets that affect the successful conduct of Employer's business and its goodwill.  Any breach of any terms in this paragraph relating to such additional confidential information or knowledge is a material  breach of this Agreement.

4.3 All equipment, notebooks, documents, memorandums, reports, files, auto records, samples, books, correspondence, lists, other written, electronic, and graphic records, and the like, affecting or relating to the business of Employer, which Employee shall prepare, use, construct, observe, possess or control shall be and remain Employer's sole property.

4.4 If any confidential information or other matter described in this section is sought by legal process, Employee will promptly notify Employer and will cooperate with Employer in preserving its confidentiality in connection with any legal proceeding.

4.5 Any and all inventions, ideas, and discoveries, including improvements, original works of authorship, copyrights, designs, formulas, processes, computer programs or portions thereof, databases, trade secrets and proprietary information, documentation, and materials made, created, conceived or reduced to practice by Employee during Employee's employment with Employer, whether alone or jointly with others, belongs to and is the property of Employer.

5.   Disputes. In the event of disagreement or dispute between the parties arising out of or connected with this Agreement that cannot  be adjusted by and between the parties involved, the disputed matter shall be resolved as follows:

5.1 Mediation. The parties agree to mediate any dispute or claim arising between them out of this contract or any resulting transaction before resorting to arbitration or court action.  Mediation fees, if any, shall be divided equally among the parties involved.  If any party commences an arbitration or court action based on a dispute or claim to which this paragraph applies without first attempting to resolve the matter through mediation, then that party shall not be entitled  to recover attorney's fees, even if they would otherwise be available to that party in any such arbitration or court action.

5.2  Arbitration. The Parties agree that any dispute or claim in Jaw or equity arising between them out of this Agreement or any resulting transaction, which is not settled through mediation, shall be decided by neutral, binding arbitration and not by court action.  The arbitration shall be conducted by a retired judge or justice, or an attorney with not Jess than five year's substantial experience with business or employment law, unless the parties mutually agree to a different arbitrator, who shall render an award in accordance with substantive Pennsylvania law.  In all other respects, the arbitration shall be conducted in accordance with and enforcement shall be subject to the Federal Arbitration Act.  Judgment upon the award rendered by the arbitrator(s) may be entered in any court having jurisdiction.  The parties shall have the right to discovery to the extent authorized by the law and regulations of the State of placeplaceTexas.

5.3 Exclusions from Mediation and Arbitration. The following matters are excluded from mediation and arbitration hereunder:

(i)

any matter which is within the jurisdiction of a probate  or small claims court; and

(ii)

an action for bodily injury or wrongful death.

6.   EMPLOYEE'S DUTIES ON TERMINATION. In the event  of termination of employment with Employer, Employee agrees to deliver promptly to Employer all equipment, notebooks, documents, memorandums, reports, files, samples, books, correspondence, lists or other written, electronic, or graphic records, and the like, relating to Employer's business, and all copies of such materials which are or have been in Employee's possession or under Employee's control.

7.   CONTINUING OBLIGATIONS. Employee's obligations shall continue in effect beyond Employee's term of employment, and the obligation shall be binding upon Employee's assigns, heirs, executors, administrators and other legal representatives.

8.   CONDITION PRECEDENT/ ASSIGNMENT OF CONTRACTS. As a condition precedent to the employment of Employee herein, Employee agrees (as the sole owner of CS Agency, LLC ("CSA")), to cause CSA to assign to Employer all of CSA's benefits and burdens under those certain five (5) contracts (including amendments and certain currently unsigned prospective contracts upon their completion) as set forth in Exhibit B, attached hereto, with the written consent of all other parties to said contracts. The failure to obtain all such assignments and consents on or before December 1, 2016, shall be deemed a material breach of this Agreement by Employee.

9.   SEVERABLE PROVISIONS. The provisions of this Agreement are severable.  If one or more provisions should be determined to be judicially unenforceable, in whole or in part, the remaining provisions shall never the less be binding and enforceable. The provisions of this Agreement shall be construed as separate provisions covering their subject matter in each of the separate counties and states of the placeplaceUnited States in which Employer transacts its business.  To the extent that any provision shall be judicially unenforceable in any one or more of those  counties or states, the provisions shall not be affected with respect to each other  county or state, each provision with respect to each county and state being construed as severable and independent.

10.  EMPLOYEE'S REPRESENTATIONS.  Employee represents and warrants that Employee is free to enter into this Agreement and to perform each of the terms and covenants contained herein and Employer represents and warrants that Employee is not restricted or prohibited, contractually or otherwise, from entering into this Agreement, and that Employee's execution and performance of this Agreement is not a violation or breach of any other Agreement between Employee and any other person or entity.

11. GOVERNING LAW.  The validity, construction, performance and effect of this Agreement shall be governed by the laws of the State of placeplaceTexas.

12. TIME OF ESSENCE. Time is of the essence of all obligations contemplated in this Agreement.

13. ASSIGNMENT.  This Agreement may not be assigned by Employee.

14.  ENTIRE AGREEMENT.   This Agreement supersedes all arrangements previously made between the parties relating to its subject matter.  There are no other understandings or agreements.

IN WITNESS WHEREOF, the parties to this Agreement have duly executed it on the day and year first above written.

Employee:

Employer:

                                                                                      KonaTel, Inc., a Nevada corporation

  /s/Charles L. Schneider, Jr.                                                   /s/ D. Sean McEwen

  Charles L. Schneider; Jr.                                                       D. Sean McEwen, Chairman of the Board

Exhibit A

Duties of Chief Executive Officer

Responsible for presiding over the entire workforce; oversees budgets and ensures resources are properly allocated; follows all legal directives of the Board of Directors; ensures departments meet individual goals; and participates in development of long-range strategic plans, goals and strategies for the Company

Primary responsibilities

•

Oversee all other executives and staff within the organization.

•

Oversee budgets.

•

Direct the organization's financial goals, objectives, and budgets as set by the Board.

•

Implement the organization's guidelines on a day-to-day basis.

•

Develop and implement strategies and set the overall direction of a certain area of the Company or organization.

•

Direct staff, including organizational structure, professional development, motivation, performance evaluation, discipline, compensation, personnel policies, and procedures

•

Participates in recruitment and retention of professional and nonprofessional staff.

•

Resolves problems related to staffing.

•

Evaluates performance and recommends merit increases, promotion, and disciplinary actions.

•

Participates in establishment and implementation of organizational policies and procedures.

•

Interprets policies, objectives and operational procedures.

•

Resolves problems related to staffing, utilization of facilities, equipment and supplies for the Center.

•

Undertakes special projects as directed by the Board of Directors.

PERFORMANCE REQUIREMENTS

Knowledge of organization policies, procedures, systems and objectives.  Knowledge of fiscal management and human resource management techniques.  Excellent leadership skills with demonstrated ability to effectively lead in a changing environment.  Knowledge of wireless industry and related governmental regulations and compliance requirements.  Knowledge of computer systems and applications.  Skill in planning, organizing, prioritizing, delegating and supervising.  Skill in exercising initiative, judgment, problem-solving, decision-making.  Skill in identifying and resolving problems.  Skill in developing and maintaining effective relationships with administrative staff, vendors and customers.  Skill in developing comprehensive reports.  Ability to analyze and interpret complex data.

Amended Exhibit B

Dated as of October 2, 2016

Contracts to be Assigned

CS Agency, a Texas limited liability company, shall assign to KonaTel, Inc., all of its rights and obligations arising under the following contracts:

1.    CS Agency's Independent Sales Organization Wireless Handset Distribution and Subscriber Acquisition

       Agreement dated October 1, 2016, with PTM Marketing & Consulting, Inc., a Connecticut corporation.

2.    CS Agency's Independent Sales Organization Wireless Handset Distribution and Subscriber Acquisition

       Agreement dated September 14, 2016, with Op Sales 2000, LLC, a California limited liability company.

3.   CS Agency's Independent Sales Organization Wireless Handset Distribution and Subscriber Acquisition Agreement dated September 1, 2015 and amended by Amendment No.1and Amendment No.2  dated December 14, 2015 and May 1, 2016, respectively, with Future Direct, Inc., a Florida corporation.

4.    CS Agency's Independent Sales Organization Wireless Handset Distribution and Subscriber Acquisition

Agreement dated July 27, 2015 and amended by Amendment No. 1 and Amendment No. 2 dated December 10, 2015 and May 1, 2016, respectively, with Global Connection, Inc.,of America,d/b/a Standup Wireless.

5.   CS Agency's Independent Sales Organization Wireless Handset Distribution and Subscriber Acquisition

Agreement dated August 7, 2015, and amended by Amendment No. 1and Amendment No. 2 dated

                              /s/CS                                                                       /s/DSM

Employee Initials

Employer Initials